Exhibit (h)(3)(iii)

EXPENSE LIMITATION AGREEMENT

NEUBERGER BERMAN ETF TRUST*

NEUBERGER EMERGING MARKETS DEBT HARD CURRENCY ETF

NEUBERGER ENERGY TRANSITION & INFRASTRUCTURE ETF

NEUBERGER SHORT DURATION INCOME ETF

NEUBERGER TOTAL RETURN BOND ETF

1290 Avenue of the Americas

New York, New York 10104

February 24, 2026

Neuberger Berman Investment Advisers LLC

1290 Avenue of the Americas

New York, New York 10104

Dear Ladies and Gentlemen:

Neuberger Emerging Markets Debt Hard Currency ETF, Neuberger Energy Transition & Infrastructure ETF, Neuberger Short Duration Income ETF, and Neuberger Total Return Bond ETF (each, a “Fund”) are series of Neuberger Berman ETF Trust, a Delaware statutory trust (“Trust”).

You hereby agree, from February 28, 2026 until each date noted on Schedule A (each, a “Limitation Period”), to waive fees and/or reimburse annual operating expenses (excluding interest, brokerage commissions, taxes including any expenses relating to tax reclaims, acquired fund fees and expenses, dividend and interest expenses relating to short sales, and extraordinary expenses, if any) (“Operating Expenses”) of each Fund noted on Schedule A so that the Operating Expenses of each Fund are limited to the respective rate per annum, as noted on Schedule A, of that Fund’s average daily net assets (each an “Expense Limitation”). Commitment fees relating to borrowings are treated as interest for purposes of this section.

Each Fund agrees to repay you out of assets attributable to that Fund noted on Schedule A for any fees waived by you under an Expense Limitation or any Operating Expenses you reimburse in excess of an Expense Limitation, provided that the repayment does not cause that Fund’s Operating Expenses to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays you, whichever is lower. Any such repayment must be made within three years after the year in which you incurred the expense.

You understand that you shall look only to the assets attributable to the respective Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto and requires approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, as that term is defined in the Investment Company Act of 1940. This Agreement supersedes any prior agreement with respect to the subject matter hereof as of February 28, 2026.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

*Effective as of February 28, 2026, each Fund changed the term “Neuberger Berman” to “Neuberger” in its name.

Very truly yours,

NEUBERGER BERMAN ETF TRUST,
on behalf of
NEUBERGER EMERGING MARKETS DEBT HARD CURRENCY ETF
NEUBERGER ENERGY TRANSITION & INFRASTRUCTURE ETF
NEUBERGER SHORT DURATION INCOME ETF
NEUBERGER TOTAL RETURN BOND ETF

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	Chief Executive Officer and President

The foregoing Agreement is hereby accepted as of February 24, 2026.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph V. Amato

Name:	Joseph V. Amato

Title:	President and Chief Investment Officer -- Equities

SCHEDULE A

Fund	Limitation Period	Expense Limitation
Neuberger Emerging Markets Debt Hard Currency ETF	10/31/2029	0.59%
Neuberger Energy Transition & Infrastructure ETF	10/31/2029	0.65%
Neuberger Short Duration Income ETF	10/31/2029	0.34%
Neuberger Total Return Bond ETF	10/31/2029	0.37%